EXHIBIT 10.1

BOND TERMS
FOR
Eagle Bulk ShipCo LLC 8.250% senior secured USD 200,000,000 bonds 2017/2022
ISIN NO0010810872 after the Compliance Period.
In the Compliance Period ISIN NO0010810864

1 (1)

Schedule 1 COMPLIANCE CERTIFICATE
Schedule 2 RELEASE NOTICE – ESCROW ACCOUNT
Schedule 3 INITIAL VESSELS
Schedule 4 APPROVED BROKERS

2 (2)

BOND TERMS
ISSUER:	;
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624.
DATED:	22 November 2017
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

3 (3)

1.	INTERPRETATION

1.1	Definitions
The following terms will have the following meanings:
“Acceptable Bank” means (a) any Norwegian banking institution, (b) the agent under the Revolving Credit Facility or (c) any other bank having a credit rating of A- or better.
“Acceptable Jurisdiction” means the Republic of the Marshall Islands, Liberia, United Kingdom or any other jurisdiction acceptable to the Bond Trustee (in consultation with its advisors).
“Account” means the following accounts opened and maintained by the Issuer with an Account Bank:

(a)	the Escrow Account (in connection with the Issue of the Bonds);

(b)	the Debt Service Retention Account; and

(c)	the Disposal Account (from the occurrence of a Permitted Disposal)
If the Bonds shall be redeemed in full following the Issuer's Call Option or at the Maturity Date the entire amount on these Accounts may be used as partial payment.
“Account Bank” means an Acceptable Bank.
“Additional Security” means the Security referred to under Additional Security in Clause 2.5 (Transaction Security).
“Additional Vessels” means any second hand dry bulk carriers built in 2010 or later, acquired by a Group Company (i) by using Excess Cash (as defined below) and/or new equity or Shareholder Loans, and/or (ii) using proceeds from a Permitted Disposal. Any Additional Vessels shall be subject to the Additional Security and the acquisition of any Additional Vessels shall be subject to delivery of the Additional Security (in relation to such Additional Vessel and any new Vessel Owner).
“Affiliate” means, in relation to any specified person:

(a)	any person which is a Subsidiary of the specified person;

(a)	any person who has Decisive Influence over the specified person (directly or indirectly); and

(b)	any person which is a Subsidiary of an entity who has Decisive Influence (directly or indirectly) over the specified person.
“Annual Financial Statements” means the audited unconsolidated and consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP,

4 (4)

such financial statements to include a profit and loss account, balance sheet, cash flow statement and report of the board of directors.
“Approved Brokers” means the brokers listed in Schedule 4 and any other an independent and well-reputed sale and purchase broker familiar with the market for the vessel(s) approved by the Bond Trustee (in consultation with its advisors).
“Approved Flag State” means any of the Republic of the Marshall Islands, Liberia, United Kingdom, Hong Kong, Bermuda, Isle of Man or another flag state acceptable to the Bond Trustee.
“Assignment of Earnings” means the English law assignment (to the extent not included in the Charter Contract Assignments) of all earnings and requisition compensation related to each Security Vessel by the relevant Vessel Owner through a general assignment (with notice only to be given to the relevant charterer in case of Charter Contracts with firm duration of more than 12 months), in each case to the extent permitted pursuant to the relevant Charter Contract (the Issuer and/or Vessel Owners shall use its reasonable endeavors to obtain consent from the charterer or other debtor under Charter Contracts with firm duration of more than 12 months) and applicable law.
“Assignment of Insurances” means the English law assignment of claims of each Vessel Owner under the Mandatory Insurances covering its Security Vessel.
“Assignment of Intra-Group Debt” means the limited recourse assignment over all claims from the Parent, and/or any Group Company against any Group Company (including but not limited to Intra-Group Debt, Cash Pool Receivables and Shareholder Loans), which limited recourse assignment shall provide that the sole recourse against each assignor under the assignment shall be with respect to the claim assigned against any Group Company.
“Bank Facility” means the amended and restated first lien loan agreement (outstanding USD 200,000,000) maturing on 15 October 2019 and with ABN Amro as facility agent.
“Bond Terms” means these terms and conditions, including all Schedules hereto which shall form an integrated part of the Bond Terms, in each case as amended and/or supplemented from time to time.
“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.
“Bond Trustee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.
“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).
“Bondholders' Meeting” means a meeting of Bondholders as set out in Clause 14.

5 (5)

“Bonds” means the debt instruments issued by the Issuer pursuant to these Bond Terms.
“Business Day” means a day on which both the relevant CSD settlement system is open, and the relevant Bond currency settlement system is open and banks generally are open for business in Oslo and New York.
“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.
“Call Option” has the meaning given to it in Clause 10.2 (Voluntary Redemption – Call Option).
“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.
“Cash Pool Receivables” means receivables created under any cash pool arrangement with a bank or financial institution (always subject to any prior right under such cash pool arrangement for the benefit of the bank or financial institution as a provider thereof).
“Change of Control Event” means any person or group of persons acting in concert, other that the Permitted Holders, gaining Decisive Influence over the Parent.
“Charter Contract” means any charter contract or other contract of employment in respect of the Security Vessels, such contracts to be entered into by the respective Vessel Owner.
“Charter Contract Assignment” means the English law assignments of the rights of each Vessel Owner under any Charter Contract having a firm duration of minimum 18 months (provided that an assignment is permitted pursuant to the terms of the Charter Contract and applicable law (it being understood that the Issuer shall use reasonable efforts to agree a Charter Contract that allows assignment)), and the Issuer shall give notice and use its reasonable endeavors to obtain consent and acknowledgement of such assignment from the charterer.
“Closing Procedure” means the agreed closing procedure pursuant to Clause 6.1.
“Commercial Manager” means Eagle Bulk Management LLC.
“Compliance Certificate” means a statement substantially in the form as set out in Schedule 1 hereto.
“Compliance Period” shall have the meaning ascribed to such term in paragraph (a) of Clause 11.2 (Restrictions).
“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA.
“Cure Vessel” means an otherwise unencumbered vessel (other than a Vessel) in respect of which a first priority mortgage and other security based on the existing Transaction Security

6 (6)

Documents is provided by the Group in favour of the Security Agent (on behalf of the Secured Parties) as additional security.
“Debt Service Retention Account” means a debt service retention account with an Acceptable Bank (which shall wave any set-off rights), pledged, but not blocked prior to an Event of Default, on a first priority basis in favor of the Bond Trustee (on behalf of the Bondholders).
“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.
“Default Notice” means a written notice to the Issuer as described in Clause 14.2 (Acceleration of the Bonds).
“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.
“Disposal Account” means an account blocked and pledged in favour of the Security Agent (on behalf of the Secured Parties).
“Distribution” means any:

(a)	dividend payment or distribution, whether in cash or kind;

(a)	repurchase of own shares or undertake other similar transactions (including, but not limited to total return swaps); or

(b)	loans or other distributions or transactions constituting a transfer of value to its shareholders (including repayment of any Shareholder Loans).
“DSRA Account Pledge” means the Norwegian law charge over the Debt Service Retention Account, pledged but not blocked in favour of the Bond Trustee.
“Earnings Account Pledge” means the charge over the earnings accounts of each Vessel Owner (provided such charge is permitted pursuant to the relevant account agreement), pledged but not blocked in favour of the Security Agent.
“Enforcement Proceeds” shall have the meaning ascribed to such term in Clause 2.4 (Status of the Bonds).
“Escrow Account” means an account in the name of the Issuer with an Acceptable Bank, pledged and blocked on first priority as security for the Issuer’s obligations under the Finance Documents.

7 (7)

The Escrow Account may be exchanged with another escrow arrangement acceptable to the Bond Trustee in connection with agreement on the Closing Procedure.
“Escrow Account Pledge” means the pledge over the Escrow Account, where the bank operating the account has waived any set-off rights.
“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).
“Excess Cash” means any Free Liquidity of the Group in excess of USD 20,000,000.
“Exchange” means:

(a)	Oslo Stock Exchange (Nw: Oslo Børs); or

(b)
any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive (Directive 2004/39/EC) or the Markets in Financial Instruments Directive 2014/65/EU (MiFID II), as applicable.

“Finance Documents” means these Bond Terms, the Bond Trustee Agreement, the Intercreditor Agreement, any Transaction Security Document, any Security Agent Agreement and any other document designated by the Issuer and the Bond Trustee as a Finance Document.
“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debt balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (meaning that the lease is capitalised as an asset and booked as a corresponding liability in the balance sheet);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met);

(f)
any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

8 (8)

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(i)
any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(j)
any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs a) to j) above.
“Financial Reports” means the Annual Financial Statements and the Interim Accounts.
“Financial Support” means any loans, guarantees, Security or other financial assistance (whether actual or contingent).
“First Call Date” means the Interest Payment Date in May 2020.
“Free Liquidity” means the freely available, unrestricted and unencumbered consolidated cash balance of the Group as defined in accordance with GAAP including undrawn and available amounts under the Revolving Credit Facility (provided the remaining duration of the Revolving Facility is no less than six (6) calendar months).
“GAAP” means generally accepted accounting practices, principles and standards in the United States or, if applicable to the Issuer, International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.
“General Manager” means Eagle Bulk Management LLC (a 100% indirect subsidiary of the Parent).
“General Management Agreement” means the agreement for overhead sharing and general management services provided to the Issuer and each Vessel Owner and entered into between the General Manager and the relevant Group Company. The fees payable in respect of the General Management Agreement shall be based on a pro-rata sharing with other entities within the Parent group with reference to the total number of vessels in the Parent group.

9 (9)

“Government Bond Rate” means the interest rate of debt securities instruments issued by the government of the jurisdiction issuing the currency of the Bonds at noon on the day falling two Business Days before the notification to the Bondholders of the Make Whole Amount pursuant to Clause 10.2(c).
“Group” means the Issuer and its Subsidiaries from time to time and any other entity required to be treated as a subsidiary in the Issuer's consolidated accounts in accordance with GAAP and/or any applicable law.
“Group Company” means any person which is a member of the Group.
“Guarantee” means the unconditional and irrevocable Norwegian law corporate guarantees (Nw: “Selvskyldnerkausjon”) or any other applicable law acceptable to the Bond Trustee up to the full amount outstanding under the Bonds (and the Revolving Credit Facility) from each of the Guarantors and any other guarantee given by a Guarantor in relation to the Finance Documents.
“Guarantor” means the Vessel Owners.
“Guarantor Share Pledge” means the Marshall Island law pledge granted by the Issuer over all of the shares (100%) in the Guarantors, together with, inter alia, letters of resignation (effective upon a default) from current board members and covenants to obtain such from future board members.
“Initial Nominal Amount” means the nominal amount of each Bond as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Initial Vessel” means the dry bulk carriers set out in Schedule 3 attached hereto.
“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)
is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its center of main interest as such term is understood pursuant to Council Regulation (EC) no. 1346/2000 on insolvency proceedings (as amended).

“Instalment” means an instalment pursuant to Clause 10.1 (Redemption of Bonds).
“Intercreditor Agreement” means an intercreditor agreement in all material respects consistent with the Intercreditor Principles. The Bond Trustee shall be authorised to agree and execute the Intercreditor Agreement on behalf of the Bondholders.

10 (10)

“Intercreditor Principles” means the principles for the Intercreditor Agreement set forth in the term sheet for the Bond Issue.
“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 29 May 2018 and the last Interest Payment Date being the Maturity Date.
“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between, May and November each year, provided however that an Interest Period shall not extend beyond the Maturity Date.
“Interest Rate” means 8.250 percentage points per annum.
“Interim Accounts” means the unaudited unconsolidated and consolidated quarterly financial statements of the Issuer for the quarterly period ending on each Quarter Date in each year, prepared in accordance with GAAP.
“Intra-Group Debt” means any loans made between any of the Group Companies. Any Intra-Group Debt shall be fully subordinated to the Secured Obligations, but may be serviced unless an Event of Default has occurred.
“ISIN” means International Securities Identification Number – the identification number of the Bonds.
“Issue Date” means 28 November 2017.
“Issuer” means the company designated as such in the preamble to these Bond Terms.
“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.
“Issuer Share Pledge” means the Marshall Island law limited recourse pledge granted by the Parent over all of the shares (100%) in the Issuer, which limited recourse pledge shall provide that the sole recourse against the Parent shall be with respect to the pledged shares in the Issuer, together with, inter alia, letters of resignation (effective upon a default) from current board members and covenants to obtain such from future board members.
“Leverage Ratio” means the ratio of (i) Outstanding Bond Amount and (ii) any drawn amounts under the Revolving Credit Facility or the RCF Bridge (as the case may be), less (a) any amounts standing to the Issuer’s credit on any of the Escrow Account, the Debt Service Retention Account and the Disposal Account and (b) freely available, unrestricted and unencumbered consolidated cash balance of the Group as defined in accordance with GAAP (other than such restrictions and encumbrances made in favour of the Bond Trustee or the Security Agent), to the aggregate of (i) the total book value of the Vessels in accordance with GAAP, and, (ii) the total Market Value of any Cure Vessels.
“Listing Failure Event” means that the Bonds have not been admitted to listing on an Exchange within 12 months following the Issue Date.

11 (11)

“Make Whole Amount” means an amount equal to the sum of:

(a)
the present value on the relevant Call Option Repayment Date of 104.125 per cent. of the Nominal Amount of the redeemed Bonds as if such payment originally should have taken place on the First Call Date; and

(b)
the present value on the relevant Call Option Repayment Date of the remaining interest payments of the redeemed Bonds (less any accrued but unpaid interest on the redeemed Bonds as of the Call Option Repayment Date) to and including the First Call Date, where the “present value” (in respect of both (a) and (b) above) shall be calculated by using a discount rate of 50 basis points above the comparable Government Bond Rate (i.e. comparable to the remaining Macaulay duration of the Bonds from the Call Option Repayment Date until the First Call Date using linear interpolation).
“Manager” means the managers for the Bond Issue, being DNB Bank ASA, DNB Markets, Fearnley Securities AS and Skandinaviska Enskilda Banken AB (publ) and the co-managers Arctic Securities AS and Credit Agricole.
“Mandatory Insurances” means the

(a)	protection and indemnity insurances (P&I);

(a)	hull and machinery insurance (including increased value), and

(b)	war risk insurance (including increased value, protection and indemnity and H&M).
“Mandatory Prepayment Event” means:

(a)	a Piracy Event; or

(b)	a Total Loss Event.
“Market Value” means the fair market value of the vessel(s) determined as the arithmetic mean of independent valuations of the vessel(s) obtained from two Approved Brokers appointed by the Issuer. Such valuation shall be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and willing buyer, on an “as is where is” basis, free of any existing charters or other contracts for employment. The cost of such determination shall be for the account of the Issuer and such determinations shall be made at least semi-annually, or on a case-by-case basis in respect of any Cure Vessel (based on valuations dated no earlier than 30 days prior to the relevant determination).
“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Issuer or any Guarantor’s to perform and comply with its obligations under any of the Finance Documents; or

12 (12)

(b)	the validity or enforceability of any of the Finance Documents.
“Maturity Date” means 28 November 2022, adjusted according to the Business Day Convention.
“Mid-Swap Rate” means the linearly interpolated Reference Rate in the currency of the Bonds for the actual period on the day falling two (2) Business Days before the notification to the Bondholders of the Make Whole Amount pursuant to Clause 10.2(c), or, if such is not quoted, the mid-swap rate for the leading banks in the relevant interbank market, based on the last quoted Reference Rate or mid-swap rate in the currency of the Bonds for the actual period.
“Net Profit” means the consolidated net profit (or loss) in accordance with GAAP according to the latest relevant financial statement(s).
“Nominal Amount” means the Initial Nominal Amount less the aggregate amount by which each Bond has been partially redeemed pursuant to Clause 10 (Redemption and repurchase of Bonds).
“Obligor” means the Issuer and any Guarantors.
“Outstanding Bond Amount” means the Outstanding Bonds multiplied with the Nominal Amount.
“Outstanding Bonds” means any Bonds issued in accordance with these Bond Terms to the extent not redeemed or otherwise discharged.
“Overdue Amount” means any amount required to be paid by the Issuer under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.
“Parent” means Eagle Bulk Shipping Inc, a company registered in the Republic of the Marshall Islands with registration number 14155.
“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.
“Payment Date” means any Interest Payment Date or any Repayment Date.
“Permitted Chartering-In” means the chartering-in of vessels from (i) another Group Company and/or (ii) outside of the Group for a period which in each case is less than 12 months, as well as the operation and chartering-out of vessels mentioned in (i) and (ii).
“Permitted Disposal” means any sale or disposal of a Security Vessel or the shares of a Vessel Owner, provided however, that any disposal of a Security Vessel or a Vessel Owner shall be conditional upon no Event of Default arising as a result of such disposal including the Issuer receiving satisfactory evidence that there will be no claims from that Vessel Owner against any Group Company following completion of the disposal, and any such sale or disposal shall only

13 (13)

constitute a Permitted Disposal if the net proceeds received from a Permitted Disposal is paid directly into the Disposal Account.
The funds paid into the Disposal Account shall remain pledged and blocked until they are employed (no later than 12 months following the relevant Permitted Disposal) towards either:

(i)	Reinvestment; and/or

(ii)
making a Tender Offer, after which Bonds will be redeemed on a pro rata basis between the Bondholders who accepted the Tender Offer at the relevant tender price (and on the basis of number of Bonds tendered for redemption).

If the funds are not employed as set out above within the date falling 12 months following the relevant Permitted Disposal, any remaining proceeds on the Disposal Account shall remain on the Disposal Account as Security for all amounts outstanding under the Finance Documents, until they are employed towards either (i) financing of the acquisition of any Additional Vessel or (ii) redemption of Bonds following application of the Call Option.
Upon the disposal of a Vessel Owner or Security Vessel and application of proceeds in accordance with the requirements for a Permitted Disposal (or the Bond Trustee being satisfied that proceeds will be so applied and subject to closing mechanics satisfactory to the Bond Trustee), the Bond Trustee shall, upon request and at the Issuer's cost, release the Security held relating solely to the asset sold.
“Permitted Distribution” means any Distribution after which the Issuer maintain a Value Adjusted Equity Ratio of minimum:

(i)	40%, and such Distribution does not exceed 50% of consolidated Net Profit, or

(ii)	50%, and such Distribution does not exceed 75% of consolidated Net Profit, for the purpose of items (i) and (ii) above, of the Issuer’s consolidated Net Profit shall be based on the latest annual financial statements (and where any unutilised portion of such Net Profit may not be carried forward).
“Permitted Financial Indebtedness” means any Financial Indebtedness arising under:

(a)	the Bond Issue;

(b)	a Revolving Credit Facility;

(c)	any Shareholder Loan;

(d)	any Intra-Group Debt;

(e)	the RCF Bridge (prior to establishing the Revolving Credit Facility);

14 (14)

(f)	any hedging in the ordinary course of business of the Group and for non-speculative purposes; and

(g)	any Financial Indebtedness arising in the ordinary course of business and not exceeding USD 3,000,000 in aggregate for the Group.
“Permitted Holders” means each of the persons owning more than 15% of the voting stock of the Parent on the Issue Date, in each case, together with their affiliates, investment advisory clients and manager accounts.
“Permitted Security” means any Security:

(a)	created under the Transaction Security Documents;

(b)
securing obligations arising in the ordinary course of business and being no higher than USD 5,000,000 (on an aggregate level for the Group), except for any pledge of the shares in the Vessel Owners or mortgages on the Security Vessels; and

(c)	arising by operation of law.
“PIK Note” means the second lien loan agreement (outstanding approximately USD 75,000,000) maturing on 14 January 2020 and with Wilmington Savings Fund Society, FSB as agent.
“Piracy Event” means an event of expropriation or an act of piracy of a Security Vessel (to the extent not a Total Loss Event and provided always that such act of piracy event shall have continued for a period of more than 210 calendar days).
“Put Option” shall have the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“Put Option Event” means a Change of Control Event.
“Put Option Repayment Date” means the settlement date for the Put Option Event pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“QIB” shall have the meaning ascribed to such term in paragraph (a) of Clause 11.2 (Restrictions).
“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.
“RCF Bridge” means an unsecured loan or credit facility granted to the Issuer by the Parent towards working capital and general corporate purposes of the Group, and where all outstanding amount under the RCF Bridge shall be repaid when the Revolving Credit Facility is established.
“RCF Creditors” means the finance parties under the RCF Finance Documents.

15 (15)

“RCF Finance Documents” means the agreement(s) for the Revolving Credit Facility or other document entered into in relation to the Revolving Credit Facility.
“Redemption Amount” means:
Market Value of Security Vessel(s) sold or disposed of x B
Market Value of all Security Vessels prior to sale

(i)	based on Market Value valuations according to the latest valuations at the time of the relevant Mandatory Prepayment Event);

(ii)	where B is the aggregate principal amount of outstanding bonds at the time of redemption; and

(iii)	where a Vessel Owner is sold, "Security Vessel" shall for the purposes of this formula mean the Security Vessel owned by that Vessel Owner.
“Reinvestment” means financing (in whole or in part) of the acquisition of any Additional Vessel(s) (acquired on terms no less favourable to the relevant Group Company than arms-length terms) either externally or from another entity within the Parent group (which is not a Group Company) and over which Additional Security shall be granted.
“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.
“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time;

(b)
for the purpose of casting a vote in a Bondholders’ Meeting, the date falling on the immediate preceding Business Day to the date of that Bondholders' Meeting being held, or another date as accepted by the Bond Trustee; and

(c)	for the purpose of casting a vote in a Written Resolution:

(i)	the date falling 3 Business Days after the Summons have been published; or,

(ii)
if the requisite majority in the opinion of the Bond Trustee has been reached prior to the date set out in paragraph (i) above, on the date falling on the immediate Business Day prior to the date on which the Bond Trustee declares that the Written Resolution has been passed with the requisite majority.

“Repayment Date” means any date for payment of Instalments in accordance with Clause 10.1 (Redemption of Bonds), any Call Option Repayment Date, the Default Repayment Date, the Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.
“Reporting Date” means each date on which the Issuer reports its Financial Reports.

16 (16)

“Revolving Credit Facility” means the revolving credit facility to be provided to the Issuer and/or any other Group Companies by a financial institution with an aggregate maximum commitment of USD 15,000,000.
The Issuer (and any other borrower thereunder) may apply amounts borrowed by it under the Revolving Credit Facility towards inter alia:

(i)	repayment of the RCF Bridge (and such repayment is not to be restricted by these Bond Terms);

(i)	acquisitions of Additional Vessels (or additional Vessel Owners as the case may be); and

(ii)	general corporate and working capital purposes of the Group.
All amounts outstanding under the RCF Finance Documents shall be secured by the same security assets as covered by Clause 2.5 (Transaction Security) (including any subsequent security in respect of any Cure Vessel or cash collateral), other than the pledge created over the Debt Service Retention Account, to be shared between the Secured Parties in accordance with the terms of the Intercreditor Agreement.
The Revolving Credit Facility shall rank super senior to the Bonds with respect to any Enforcement Proceeds, pursuant to the terms of the Intercreditor Agreement. Interest can be paid under the Revolving Credit Facility and the Bonds (in respect of the Bonds only, limited to an amount available on the Debt Service Retention Account) also following an acceleration event.
“Rule 144A” shall have the meaning ascribed to such term in paragraph (a) of Clause 11.2 (Restrictions).
“Schedule” means each of the attachments to these Bond Terms.
“Secured Obligations” means all present and future obligations and liabilities at any time due, owing or incurred by any Group Company to any of the Secured Parties under the Finance Documents and the RCF Finance Documents, both actual and contingent.
“Secured Parties” means the Security Agent, the Bond Trustee (on behalf of itself and the Bondholders) and the RCF Creditors.
“Securities Act” shall have the meaning ascribed to such term in paragraph (a) of Clause 11.2 (Restrictions).
“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.

17 (17)

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Agent” means the Bond Trustee or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with the Intercreditor Agreement, any Security Agent Agreement or any other Finance Document.
“Security Agent Agreement” means any agreement whereby the Security Agent is appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Bondholders).
“Security Vessel” means the Initial Vessels, any Additional Vessels and (for the avoidance of doubt) any other dry bulk vessel owned by any Group Company.
“Shareholder Loans” means any existing or future loan provided to the Issuer by any direct or indirect shareholder of the Issuer or any other affiliated party not being a Group Company and provided such loans are fully subordinated:

(i)	to the Bond Terms and the other Finance Documents; and

(ii)	to the Intra-Group Debt,
and provided that no cash interest payment or repayment of principal shall occur prior to the Maturity Date other than to the extent permitted in accordance with applicable dividend restrictions or by way of conversion to equity.
“Subsidiary” means an entity over which another entity has Decisive Influence.
“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.
“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).
“Technical Manager” means Eagle Ship Management LLC.
“Tender Offer” means an offer to the Bondholders to redeem Bonds at a price of minimum 100% of the Nominal Amount (plus accrued interest on redeemed amount), or such higher price or range as the Issuer in its discretion may decide, during a period of ten (10) Business Days following the offer.
“Top Account Pledge” means the charge over the top account in any cash pool structure of the Group, or, if no such cash pool is in place, the operating account of the Issuer, pledged but not blocked in favour of the Security Agent.
“Total Liabilities” means the aggregate amount of the consolidated total liabilities of the Group, calculated in accordance with GAAP.

18 (18)

“Total Loss Event” means an event where there is an actual or constructive total loss of a Security Vessel.
“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.
“Transaction Security Documents” means, collectively, the Escrow Account Pledge and all of the documents which shall be executed or delivered pursuant to Clause 2.5 (Transaction Security) and the Additional Security, made in favour of the Security Agent (on behalf of the Secured Parties), expressed to create any Security by the relevant grantor thereof in respect of the Issuer’s obligations including but not limited to principal, fees and expenses, under any of the Finance Documents.
“Value Adjusted Equity” means Value Adjusted Total Assets less Total Liabilities.
“Value Adjusted Equity Ratio” means Value Adjusted Equity over Value Adjusted Total Assets.
“Value Adjusted Total Assets” means the book value on a consolidated basis of all assets of the Group according to GAAP, adjusted for the difference between the consolidated book value of the Security Vessels and the consolidated Market Value of the Security Vessels.
“Vessel Management Agreements” means any commercial, crewing and/or technical management agreements for the Security Vessels (as amended from time to time) entered into between each of the Vessel Owners and the respective Vessel Manager.
“Vessel Manager” means (i) the Commercial Manager, (ii) the Technical Manager and/or (iii) any other entity (being an entity within the Parent group or a third party acceptable to the agent of the RCF Creditors) entering into a Vessel Management Agreement with a Vessel Owner on terms no less favourable to such Vessel Owner than arms-length terms and otherwise in compliance with the term hereof.
“Vessel Mortgages” means the Marshall Island law mortgages over the Security Vessels including all relevant equipment being legally part of the Security Vessels under applicable law, including any deed of covenants supplemental to the Vessel Mortgages and to the security thereby created between the Issuer and the Security Agent.
“Vessel Owners” means the single purpose limited liability companies, each being the sole legal and beneficial owner of a Security Vessel. All Vessel Owners are or will become 100% directly or indirectly owned Subsidiaries of the Issuer and registered in the Republic of the Marshall Islands.
“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds and a Voting Bond shall mean any single one of those Bonds.
“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

19 (19)

1.2	Construction
In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European time unless otherwise stated;

(e)	references to a provision of “law” is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)
references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)
references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds).

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)	The Issuer has resolved to issue a series of Bonds in the amount of

USD 200,000.000.

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.

20 (20)

(c)	The Initial Nominal Amount of each Bond is USD 1.00.

(d)
The ISIN of the Bonds is NO 0010810872 after the Compliance Period and ISIN NO 0010810864 in the Compliance Period. All Bonds issued under both ISINs will have identical terms and conditions as set out in these Bond Terms.

2.2	Tenor of the Bonds
The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds
The Issuer shall use the net proceeds from the issuance of the Bonds (net of legal costs, fees of the Managers and the Bond Trustee and any other agreed costs and expenses) to repay (as a distribution or otherwise):

(i)	the Bank Facility with an amount of approximately USD 125 million; and

(ii)	the PIK Note in full with an amount of approximately USD 75 million, and any surplus amounts (if any) shall be applied for the general corporate purposes of the Group.

2.4	Status of the Bonds
The Bonds will constitute unsubordinated and secured senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with all other obligations of the Issuer (except in respect of claims mandatorily preferred by law), and, subject to the super senior status of the Revolving Credit Facility. The RCF Creditors will receive (i) the proceeds from any enforcement of the Security and the Guarantees and certain distressed disposals and (ii) any payments following any other enforcement event in respect of any shared Security (collectively the "Enforcement Proceeds"), prior to the Bondholders and the Bond Trustee, but otherwise rank pari passu in right of payment with the Bonds, in accordance with the waterfall provisions of the Intercreditor Agreement, subject to obligations which are mandatorily preferred by law.

2.5	Transaction Security

(a)
As Security for the due and punctual fulfilment of the Secured Obligations, the Issuer shall procure that the following Transaction Security is granted in favour of the Security Agent, except for the Escrow Account Pledge and the DSRA Account Pledge which shall only be granted in favour of the Bond Trustee (on behalf of the Bondholders), with first priority and within the times agreed in Clause 6 (Conditions for disbursement):

Pre-Settlement Security:

(i)	the Escrow Account Pledge;
Pre-Disbursement Security:

21 (21)

(i)	the Guarantees;

(ii)	the Vessel Mortgages;

(iii)	the Issuer Share Pledge;

(iv)	the Guarantor Share Pledge;

(v)	the Charter Contract Assignments;

(vi)	the Assignments of Earnings;

(vii)	the DSRA Account Pledge;

(viii)	the Earnings Account Pledges;

(ix)	the Top Account Pledge;

(x)	the Assignments of Insurances; and

(xi)	the Assignments of Intra-Group Debt.
Additional Security:
The Pre-Disbursement Security in (i) – (ii) and (iv) - (xi) above shall be established also for any Additional Vessels and any additional Vessel Owners, to the extent not previously provided, upon delivery of such Additional Vessel.

(b)
The Pre-Settlement Security shall be established no later than two (2) Business Days prior to the Issue Date. The Pre-Disbursement Security shall be established prior to the relevant release from the Escrow Account or in connection with such release in accordance with the Closing Procedure as described under Clause 6.1 (Conditions precedent for disbursement to the Issuer).

(c)	The Security Agent may in its sole discretion elect any other governing law under each respective Transaction Security Document.

(d)
The Transaction Security and the Intercreditor Agreement shall be entered into on such terms and conditions as the Bond Trustee in its discretion deems appropriate in order to create the intended benefit for the Secured Parties under the relevant document.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)
Upon registration of the Bonds in the CSD, the Bondholders shall be bound by the terms and conditions of these Bond Terms and any other Finance Document without any further action or formality being required to be taken or satisfied.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)
No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)
Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders’ rights

(a)
If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)
A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders’ rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

(a)	The Issuer has applied, or shall within 6 months of the Issue Date apply, for the Bonds to be admitted to listing on Oslo Stock Exchange (Nw: Oslo Børs).

(b)	Upon the occurrence of a Listing Failure Event, the Interest Rate of the Bonds shall increase by 0.50 per cent.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD
The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration
The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance
The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)
Payment of the net proceeds (net of fees to the Managers and legal costs) from the issuance of the Bonds into the Escrow Account shall be conditional on the Bond Trustee having received at least two (2) Business Days prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties thereto;

(ii)	the Bond Trustee Agreement duly executed;

(iii)
copies of corporate documents of the Issuer, necessary corporate resolutions of the Issuer (including authorisations), any necessary governmental approvals, consent or waivers (as the case may be) to issue the Bonds and execute the Finance Documents to which the Issuer is a party

(iv)	any statements or legal opinions reasonably required by the Bond Trustee;

(v)
the Pre-Settlement Security set out in paragraph (i) of Clause 2.5 (Transaction Security) duly executed by all parties thereto (including all applicable notices, acknowledgements and consents from the Account Bank) and perfected;

(vi)	copies of the Issuer’s latest Financial Reports (if any);

(vii)	confirmation that the applicable prospectus requirements (ref the EU prospectus directive (2003/71 EC)) concerning the issuance of the Bonds have been fulfilled;

(viii)	confirmation that the Bonds are registered in the CSD;

(ix)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds; and

(x)	a statement from the Issuer confirming that no (potential) Event of Default has occurred and is continuing.

(b)
The net proceeds from the issuance of the Bonds will not be released from the Escrow Account and disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as described in the Closing Procedure) prior to such disbursement to the Issuer each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	a duly executed release notice from the Issuer;

(ii)	satisfactory documentation evidencing that the amount to be released shall be applied in accordance with the purpose of the bond issue as defined in Clause 2.3 (Use of proceeds);

(iii)	satisfactory documentation evidencing that the relevant Accounts are opened;

(iv)
all Transaction Security Documents duly executed by all parties thereto (including all applicable notices, acknowledgements and consents from the Account Bank and other counterparties) and evidence of the establishment and perfection of the Transaction Security;

(v)
the relevant Finance Documents (unless delivered under paragraph (a) above) in satisfactory form duly executed and perfected (as applicable) (provided that the Intercreditor Agreement shall not be required until the Revolving Credit Facility is established);

(vi)	the General Management Agreements and the Vessel Management Agreements in acceptable form and duly executed;

(vii)
pro-forma balance sheet dated on the release date showing that (a) the Group has no other Financial Indebtedness than such Financial Indebtedness incurred pursuant to the Finance Documents or permitted thereunder, and (b) the Group has Free Liquidity of minimum USD 20,000,000, duly certified by a director of the Issuer;

(viii)
satisfactory documentation evidencing that the PIK Note and the Bank Facility will be repaid in full as set out in Clause 2.3 (Use of proceeds), and the security granted for any amount outstanding thereunder will be released and discharged, following the first release of funds from the Escrow Account;

(ix)	to the extent that the Revolving Credit Facility has been or shall be established before release from the Escrow Account, the Intercreditor Agreement duly executed by all parties thereto;

(x)	the agreed Intercreditor Principles duly executed by the Bond Trustee and the Issuer (to the extent the Intercreditor Agreement has not been executed);

(xi)	a statement from the Issuer confirming that no (potential) Event of Default has occurred and is continuing;

(xii)
corporate documents of the Parent, Vessel Owners and/or any other company granting Pre-Disbursement Security as set out in Clause 2.5 (Transaction Security) (as applicable), necessary corporate resolutions (including authorisation) of the Parent, Vessel Owners and/or any other company granting Pre-Disbursement Security as set out in Clause 2.5 (Transaction Security) (as applicable), any governmental approvals, consent or waivers required to execute the Finance Documents to which each of them is a party;

(xiii)	any statement or legal opinions reasonably required by the Bond Trustee in form and substance satisfactory to the Bond Trustee;

(xiv)	satisfactory evidence that all Mandatory Insurances have been taken out (including a confirmation from BankServe or other third party insurance advisor acceptable to the Bond Trustee);

(xv)
transcripts from the relevant registry showing that each Security Vessel is duly registered in the name of the respective Vessel Owner, flying the flag of an Approved Flag State and free and clear of any encumbrances other than any Permitted Security;

(xvi)
a copy of the class certificate for each Security Vessel from the relevant classification society, confirming that the Security Vessel is classed with the highest class normally used for such vessels, free of any outstanding recommendations and conditions of class;

(xvii)	a copy of the current SMC, ISSC and DOC for the relevant Security Vessels;

(xviii)
an undertaking from any Vessel Manager within the Parent group, subordinating its claims for fees to the Bonds and granting termination rights to the Bond Trustee in case of a default under the Bond Terms, in form and substance satisfactory to the Bond Trustee;

(xix)
an undertaking from the General Manager, subordinating its claims for fees to the Bonds and granting termination rights to the Bond Trustee in case of a default under the Bond Terms, in form and substance satisfactory to the Bond Trustee; and

(xx)
a written undertaking from the Parent, where the Parent undertakes to comply with the Parent Undertakings as included in the term sheet for the Bond Terms, in form and substance satisfactory to the Bond Trustee.

(c)
The Bond Trustee, acting in its reasonable discretion, may waive the deadline or the requirements for documentation set out in this Clause 6.1 (Conditions precedent for disbursement to the Issuer), or decide in its discretion that delivery of certain documents as set out in this Clause 6.1 (Conditions precedent for disbursement to the Issuer) shall be made subject to an agreed closing procedure (the “Closing Procedure”) between the Bond Trustee (in consultation with its advisors) and the Issuer, and, if applicable, existing creditors of the Group. Perfection of security shall be established as soon as possible on or after the first release of funds from the Escrow Account according to the terms of the Closing Procedure, meaning that any documents to be registered may be filed for registration on the date of disbursement of the net proceeds of the Bond Issue from the Escrow Account.

6.2	Distribution
Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph 6.1(c) above.

7.	REPRESENTATIONS AND WARRANTIES
The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself and in respect of each Obligor to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	at the Issue Date; and

(b)	on each date of disbursement of proceeds from the Escrow Account.

7.2	Information
All information which has been presented to the Bond Trustee or the Bondholders in relation to the Bonds is, to the best knowledge of the Issuer, having taken all reasonable measures to ensure the same:

(a)	true and accurate in all material respects as at the date the relevant information is expressed to be given; and

(b)
does not omit any material information likely to affect the accuracy of the information as regards the evaluation of the Bonds in any material respects unless subsequently disclosed to the Bond Trustee in writing or otherwise made publicly known.

7.3	Status
It is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.5	Valid, binding and enforceable obligations
These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.6	Non-conflict with other obligations
The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.7	No Event of Default

(i)
No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(ii)
No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.8	Authorizations and consents
All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:

(i)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

(ii)	to carry on its business as presently conducted and as contemplated by these Bond Terms, have been obtained or effected and are in full force and effect.

7.9	Litigation
No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.10	Financial Reports
Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.

7.11	No Material Adverse Effect
Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.12	No misleading information
Any factual information provided by it to the subscribers or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.13	No withholdings
The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under these Bond Terms.

7.14	Pari passu ranking
Its payment obligations under these Bond Terms or any other Finance Document to which it is a party rank at least pari passu as set out in Clause 2.4.

7.15	Security
No Security exists over any of the present assets of any Group Company in conflict with these Bond Terms.

7.16	Transaction Security
The entry into of the Transaction Security Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it or any other Obligor;

(b)	its constitutional documents or those of any other Obligor; or

(c)	any agreement or instrument binding upon it or any other Obligor.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)
The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)
All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)
Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)
If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)
Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus an additional three (3) per cent. per annum.

(b)
Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

8.3	Partial payments

(a)
If the Paying Agent or the Bond Trustee receives a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents (a “Partial Payment”), such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee (and any Security Agent);

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any principal amount due but unpaid.

(b)
Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders shall, subject to paragraph (c) below, be applied pro rata pursuant to the procedures of the CSD towards payment of any accrued interest due but unpaid and of any principal amount due but unpaid.

(c)
A Bondholders' Meeting can only resolve that any overdue payment of any instalment will be reduced if there is a pro rata reduction of the principal that has not fallen due, however, the meeting may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

8.4	Taxation

(a)	The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	The Issuer shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

(i)
gross up the amount of the payment due from the it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)
Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

8.5	Currency

(a)
All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)
Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder's account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five (5) Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims
No Obligor may apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)
Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)	Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each and, in case of an incomplete month, the actual number of days elapsed (30/360-days basis).

(c)	Any interpolation of the interest rate will be quoted with the number of decimals corresponding to the quoted number of decimals of the Reference Rate.

9.2	Payment of Interest
Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

(a)
The Bonds will be repaid by the Issuer on each Interest Payment Date, from and including the Interest Payment Date in November 2018, in an amount of USD 4,000,000 at 100 per cent. of the Nominal Amount (plus accrued interest on redeemed Bonds) (each an “Instalment”).

(b)	Instalment payments will be applied pro rata between the Bondholders in accordance with the applicable regulations of the CSD and all Bonds redeemed shall be promptly cancelled thereafter.

(c)	Any remaining Outstanding Bonds will be redeemed in full on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount (plus accrued interest on redeemed Bonds).

10.2	Voluntary early redemption - Call Option

(a)	The Issuer may redeem all or parts of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:

(i)	the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount;

(ii)
the First Call Date to, but not including, the Interest Payment Date in November 2020 at a price equal to 104.125 per cent. of the Nominal Amount (plus accrued interest on redeemed amount) for each redeemed Bond;

(iii)
the Interest Payment Date in November 2020 to but not including, the Interest Payment Date in May 2021 at a price equal to 103.30 per cent. of the Nominal Amount (plus accrued interest on redeemed amount) for each redeemed Bond;

(iv)
the Interest Payment Date in May 2021 to, but not including, the Interest Payment Date in November 2021 at a price equal to 102.475 per cent. of the Nominal Amount (plus accrued interest on redeemed amount) for each redeemed Bond;

(v)
the Interest Payment Date in November 2021 to, but not including, the Interest Payment Date in May 2022 at a price equal to 101.65 per cent. of the Nominal Amount (plus accrued interest of redeemed amount) for each redeemed Bond; and

(vi)	the Interest Payment Date in May 2022 to, but not including, the Maturity Date at a price equal to the Nominal Amount (plus accrued interest of redeemed amount) for each redeemed Bond.

(b)	Any redemption of Bonds pursuant to Clause 10.2 (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

(c)
The Call Option may be exercised by the Issuer by written notice to the Bond Trustee and the Bondholders at least ten (10), but not more than 20, Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall publish the Make Whole Amount to the Bondholders as soon as possible and at the latest within three (3) Business Days from the date of the notice.

(d)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.3	Mandatory repurchase due to a Put Option Event

(a)
Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount (plus accrued interest).

(b)
The Put Option must be exercised within 60 calendar days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option will not fall away due to subsequent events related to the Issuer.

(c)
Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the fifth Business Day after the end of the 30 calendar days exercise period referred to in paragraph (b) above.

(d)
If Bonds representing more than 90 per cent of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3 (Mandatory repurchase due to a Put Option Event), the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 20 calendar days after the Put Option Repayment Date. Such prepayment may occur at the earliest on the 15th calendar day following the date of such notice.

10.4	Early redemption option due to a tax event
If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least 20 Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 60 days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

10.5	Mandatory Prepayment
Upon a Mandatory Prepayment Event, the Issuer shall as soon as insurance proceeds are available and in any event no later than 120 days following the Total Loss Event or Piracy Event (as the case may be), either (i) redeem Bonds equivalent to the Redemption Amount at 100 per cent. of Nominal Amount (plus accrued interest on redeemed amount) or (ii) transfer the Redemption Amount to the Disposal Account for the purpose of a Reinvestment or a later redemption in accordance with item (i) (in each case to occur within 12 months from the occurrence of the Mandatory Prepayment Event).

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer's purchase of Bonds
The Issuer may purchase and hold Bonds and such Bonds may be retained, sold or cancelled in the Issuer's sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event)

11.2	Restrictions

(a)
For 40 days from the Issue Date (the “Compliance Period”), the Bonds may only be reoffered, resold, pledged or otherwise transferred to (i) a non-“U.S. person” in an “offshore transaction” (each as defined in Rule 902 of Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) or (ii) a person whom the seller and/or any person acting on its behalf reasonably believes is a “qualified institutional buyer” (“QIB”) (as defined in Rule 144A under the Securities Act (“Rule 144A”)), in a transaction meeting the requirements of Rule 144A. Each person transferring Bonds during the Compliance Period is required to arrange such trades through the joint bookrunners for the Bond offering and to obtain a certificate or taped telephonic confirmation from the transferee certifying as to such transferee’s status as a non-U.S. person or QIB, as the case may be. During the Compliance Period, the Bonds will have a temporary ISIN that is designated as restricted under Regulation S (and will be automatically converted to a new ISIN after the expiration of the Compliance Period).

(b)
After the expiration of the Compliance Period, Bondholders located in the United States will not be permitted to transfer the Bonds except (a) to the Issuer, (b) pursuant an effective registration statement under the Securities Act, (c) to a person that the Bondholder reasonably believes is a QIB that is purchasing for its own account, or the account of another QIB, in a transaction meeting the requirements of Rule 144A, (d) to a non-U.S. person in an offshore transaction satisfying the requirements of Rule 904 of Regulation S under the Securities Act, including in a transaction on the Oslo Børs, and (e) pursuant to any other exemption from registration under the Securities Act, including Rule 144 thereunder (if available).

(c)
Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(d)
A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS

12.1	Financial Reports

(a)
The Issuer shall prepare Annual Financial Statements in the English language and make them available on the Parent's website (alternatively by sending them to the Bond Trustee for publishing on www.stamdata.no) as soon as they become available, and not later than 120 days after the end of the financial year.

(b)
The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively by sending them to the Bond Trustee for publishing on www.stamdata.no) as soon as they become available, and not later 90 days after the end of the first, third and fourth quarter and 60 days after second quarter, however, always subject to any exemption, waiver or extension granted by the Oslo Stock Exchange (Nw: Oslo Børs).

(c)
The Issuer shall within 15 Business Days after the end of the second and fourth quarter, supply valuation certificates from two Approved Brokers no older than 30 days showing the Market Value of each Security Vessel at such time.

(d)	The Bond Trustee may and shall upon request distribute the reports referred to in (a) and (b) above to the Bondholders.

12.2	Requirements as to Financial Reports

(a)
The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), however only once for each relevant reporting period, a Compliance Certificate with a copy of the Financial Report attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer, of the Issuer, certifying i.a that the Financial Statements are fairly representing its financial condition as at the date of those financial statements and setting out (in reasonable detail) computations evidencing compliance with Clause 13.3 (Financial Covenants) as at such date.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using GAAP consistently applied.

12.3	Put Option Event
The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Put Option Event has occurred.

12.4	Information: Miscellaneous
The Issuer shall:

(a)
promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it);

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.	GENERAL AND FINANCIAL UNDERTAKINGS
The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the relevant undertakings set forth in this Clause 13 (General and financial Undertakings).

13.1	Issuer's positive undertakings

13.1.1	Maintain Transaction Security Documents
The Issuer shall maintain the Transaction Security Documents in full force and effect, and do all acts which may be necessary to ensure that such security remains duly created, enforceable and perfected with first priority ranking, creating the security contemplated thereunder, at the expense of the Issuer, or the relevant security provider (as the case may be).

13.1.2	Authorisations
The Issuer shall procure that each other Group Company will in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out at the date of these Bond Terms if a failure to do so would have Material Adverse Effect.

13.1.3	Compliance with laws
The Issuer shall, and shall procure that each other Group Company will, carry on its business in accordance with acknowledged, careful and sound practices in all material aspects and comply in all material respects with all laws and regulations to which it may be subject from time to time, if failure so to comply would have a Material Adverse Effect.

13.1.4	Operation of Security Vessels
The Issuer shall procure that the Vessel Managers operate the Security Vessels in accordance with good industry standards and in accordance with the relevant Vessel Management Agreements and in compliance with the terms hereof and the Transaction Security Documents.

13.1.5	No claims
The Issuer shall ensure that upon the completion of a sale of a Vessel Owner, there shall be no claims from that Vessel Owner against any Group Company.

13.1.6	Debt Service Retention Account
The Issuer, or one or more Group Company, shall on a monthly basis, transfer an amount equal to 1/6 of the next interest payment plus 1/6 of any Instalment pursuant to Clause 10.1 (Redemption of Bonds) to the Debt Service Retention Account, starting from the months falling six (6) months prior to, (i) the first Interest Payment Date in respect of interest, and (ii) the Interest Payment Date in November 2018 in respect of Instalments. Amounts standing on the Debt Service Retention Account shall only be used to pay scheduled interest and instalments under the Bonds. The Bond Trustee shall have the right (at any time) to request and receive information from the Issuer of the (at any time) deposited amount on the Debt Service Retention Account.

13.2	Issuer's negative undertakings

13.2.1	Distributions
The Issuer shall not make any Distributions other than the Permitted Distribution.

13.2.2	Constitutional documents
The Issuer shall not, and shall procure that no other Group Company shall, amend its constitutional documents if such amendment may have a Material Adverse Effect.

13.2.3	Corporate status
The Issuer shall not, and shall procure that no other Group Company shall, change its type of organisation or jurisdiction of incorporation, unless to another Acceptable Jurisdiction provided such change does not have a Material Adverse Effect.

13.2.4	Mergers and de-mergers

(a)	The Issuer shall not, and shall procure that no other Group Company will, carry out:

(i)
any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other Group Company with any other companies or entities; or

(ii)	any demerger or other corporate reorganisation involving a split of the Issuer or any other Group Company into two or more separate companies or entities;
if such merger, demerger, combination or reorganisation would have a Material Adverse Effect.

(b)	Paragraph (a) above does not apply to any Permitted Disposal.

13.2.5	Continuation of business
The Issuer shall not, and shall procure that no other Group Company shall, cease to carry on its business, and shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of these Bond Terms (being direct and indirect ownership, chartering out and in of vessels and business reasonably related or incidental thereto), and/or as set out in these Bond Terms.

13.2.6	Financial Indebtedness

(a)
Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company shall, incur or permit to remain outstanding any additional Financial Indebtedness (whether secured or unsecured).

(b)	Paragraph (a) above shall not prohibit any Group Company to incur or permit to remain outstanding any Permitted Financial Indebtedness.

13.2.7	Negative pledge

(a)
Except as permitted under paragraph (b) below, the Issuer shall not, and shall procure that no other Group Company shall, create or permit to subsist any Security over any of its/their assets or enter into arrangements having a similar effect.

(b)	Paragraph (a) above does not apply to any Permitted Security.

13.2.8	Financial support
The Issuer shall not grant any financial support such as loans, guarantees or other financial assistance to any party other than (a) in connection with the Finance Documents and/or (b) to or on behalf of the Vessel Owners or a company organised to acquire an Additional Vessel.

13.2.9	Investments and capital expenditures
The Issuer shall not, and shall procure that no other Group Company will, make any investments or capital expenditures, other than solely related to (i) the ownership in and operation of the Security Vessels, (ii) Permitted Chartering-In and (iii) the acquisition of Additional Vessels.

13.2.10	Related party transactions
Without limiting Clause 13.1.3 (Compliance with laws), the Issuer shall conduct all business transactions with any Affiliate which is not an Obligor at market terms and otherwise on an arm’s length basis.

13.2.11	Sale and leaseback transactions
The Issuer shall not, and shall procure that no other Group Company shall, enter into any sale- and leaseback transactions.

13.2.12	Chartering-In
The Issuer shall not, and shall procure that no other Group Company shall, charter-in vessels from outside the Group, except for Permitted Chartering-In.

13.2.13	Disposal
The Issuer shall not, and shall procure that no other Group Company, sell or dispose of the shares of a Vessel Owner, except for any disposals carried out as a Permitted Disposal.

13.2.14	Ownership of bonds
The Issuer shall not, and shall procure that no other Group Company will, acquire and own Bonds, save in respect of Bonds acquired following a Change of Control or Tender Offer, provided, however that such Bonds shall be cancelled.

13.1	Financial Covenants

13.1.1	Maximum Leverage Ratio
The Issuer shall at all times ensure that the Leverage Ratio does not exceed 75%.

13.1.2	Minimum Free Liquidity
The Issuer shall ensure that the Free Liquidity of the Group at all times is no less than USD 12,500,000.

13.1.3	Compliance with Financial Covenants
The Issuer undertakes to comply with the financial covenants as set out in Clauses 13.3.1 (Maximum Leverage Ratio) and 13.3.2 (Minimum Free Liquidity) at all times, such compliance to be measured on each Quarter Date and certified by the Issuer in the Compliance Certificate attached hereto in Schedule 1 in connection with each Financial Report on the respective Reporting Date. The financial covenants as set out in this clause 13.3 shall be calculated on a consolidated basis for the Group during the lifetime of the Bonds.

13.1.4	Leverage Ratio Covenant Cure
If the Issuer fails (or would otherwise fail) to comply with the Leverage Ratio at any time and the Issuer prior to the relevant Reporting Date has provided either (i) a Cure Vessel and Security in respect of such Cure Vessel along the principles applicable to the Vessels in accordance with Clause 2.5 (Transaction Security), or (ii) cash collateral deposited on a bank account pledged on first priority and blocked in favour of the Security Agent (on behalf of the Secured Parties) bridging the value shortfall, then (a) if a Cure Vessel is provided, the Leverage Ratio shall be recalculated on the basis that the Market Value of such Cure Vessel shall be deemed to increase the total aggregate Market Value of the Vessels for the relevant period to which the breach relates and (b) if cash collateral is provided and for as long as such cash collateral remains in place, the Outstanding Bond Amount shall, for the purpose of the Leverage Ratio only, be deemed to be reduced by the amount of the cash collateral so provided.

If, after the Leverage Ratio is recalculated as set out above, the breach has been prevented or cured, the Leverage Ratio shall be deemed to have been satisfied from the last day of the reporting period covered by the financial statements to be delivered on the relevant Reporting Date. If a Cure Vessel or cash collateral has been provided in accordance with this Leverage Ratio Covenant Cure, the security arrangement or relevant cash deposit amount shall be released, or, as the case may be in respect of the cash collateral, partly-released, by the Security Agent at the request of the Issuer, if the Issuer to the satisfaction of the Bond Trustee has demonstrated that following such release or part-release, it will be in compliance with the Clause 13.3.1 (Maximum Leverage Ratio).

13.2	Vessel Owner undertakings
The Issuer shall (in its capacity as parent of the Vessel Owner) ensure that each Vessel Owner shall, inter alia:

(i)
ensure that all earnings related to the Security Vessels and any insurance or sale proceeds, in each case payable to the Group, shall be paid into the relevant earnings accounts being subject to the Security set out herein with either the Vessel Owner or the Issuer;

(ii)	ensure that each Vessel Owner remains a single purpose company owning and chartering the relevant Security Vessel, and/or being involved in Permitted Chartering-In; and

(iii)
upon request of the Bond Trustee, arrange for the Bond Trustee, and/or any person appointed by the Bond Trustee, to undertake a technical inspection of the Security Vessels without interference of the daily operation of the Security Vessels and at the expense of the Issuer, (however limited to one yearly inspection per vessel unless an Event of Default has occurred and is continuing).

The Issuer further ensures (in its capacity as parent of the Vessel Owner) that each of the Vessel Owners shall not:

(iv)	declare or make any capital distributions to any company other than the Issuer (including but not limited to total return swaps involving any shares issued by any party);

(v)
grant any loans, guarantees or other financial assistance to any party, other than (i) the Guarantees and under the Transaction Security Documents, (ii) any guarantees or security granted to secure the Revolving Credit Facility, (iii) guarantees issued for the benefit of third parties in the ordinary course of business, (iv) any guarantees as required under the Vessel Management Agreements, and (v) any Intra-Group Debt;

(vi)	invest or take part in any other activity than solely related to the ownership and ordinary operation of each respective Security Vessel and/or Permitted Chartering‑In;

(vii)	sell or disposes of a Security Vessel, except for any disposals carried out as a Permitted Disposal; and

(viii)
engage, directly or indirectly, in any transaction with any party (without limitation, the purchase, sale or exchange of assets or the rendering of any service), except with another Group Company or in the ordinary course of business and pursuant to the reasonable requirement of the Vessel Owners’ business and upon fair and reasonable terms that are not less favourable to the Vessel Owners, as the case may be, than those which might be obtained in an arm’s length transaction at the time.

13.3	General Vessel Undertakings
The Issuer shall, and shall procure that each other Group Company will, procure that:

(i)
the Security Vessels are operated by the Vessel Managers in all material respects in accordance with applicable laws and regulations (including but not limited to applicable sanctions) and good industry practice;

(ii)
no amendments, supplements, variations or waiver of any material terms of the Vessel Management Agreement to be made if any such amendment, supplement, variation or waiver would have a Material Adverse Effect; and

(iii)
there will be no change of flag, name or registry unless the change is to an Approved Flag State or the change is approved by the Bond Trustee. Such approval shall not be unreasonably withheld. Approval from the Bond Trustee will not be required if a change is required and permitted pursuant to any Charter Contract for the relevant vessel, provided that the Transaction Security Documents are not impaired.

13.4	Maintenance of Insurances and class
The Issuer shall provide for reasonable and satisfactory maintenance and insurance of the Security Vessels and all relevant equipment related thereto at all times, hereunder to retain the Security Vessels in class. During operation of the Security Vessels, the Issuer shall ensure that the Vessel Manager runs proper maintenance of the Security Vessels. The Security Vessels shall also be adequately insured under the Mandatory Insurances. The insurance value of each Security Vessel shall be at least equal to the Market Value of that Security Vessel. The aggregate insurance value for the Security Vessels shall be no less than 120% of the aggregate of the principal amount of the Revolving Credit Facility and the outstanding amount under the Finance Documents. The hull and machinery insurance for each Security Vessel shall cover at least 80% of the Market Value of that Security Vessel, and the Security Vessels shall further inter alia be insured against war risk and have a third party liability insurance as per industry standards.
The Bond Trustee or the Security Agent (as the case may be) shall take out a Mortgagee Interest Insurance (“MII”) and Mortgagee Additional Perils Insurance (“MAPI”) (at the expense of the Issuer).
The insurances and Loss Payee Clause shall be in accordance with the Nordic Marine Insurance Plan, American Institute Hull Clauses or other insurances with at least similar terms or otherwise acceptable to the Bond Trustee.

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

14.1	Events of Default
Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment
An Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.

(b)	Breach of other obligations
An Obligor does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation
Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.

(d)	Cross default
If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described); or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described), provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to iv) above exceeds a total of USD 12,500,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings
Any Group Company:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its payment obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above; or

(E)	for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company, however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

(f)	Creditor’s process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Company having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above and is not discharged within 20 Business Days.

(g)	Unlawfulness
It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of such Obligor to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.

14.2	Acceleration of the Bonds
If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice:

(a)
declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable on demand at which time they shall become immediately due and payable on demand by the Bond Trustee;

(b)
declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)
exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders’ instructions
The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)
the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders' Meeting has not made a resolution to the contrary; or

(b)	the Bondholders' Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

14.4	Calculation of claim
The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the prices set out in Clause 10.2 (Voluntary early redemption – Call Option) as applicable at the following dates (and regardless of the Default Repayment Date set out in the Default Notice):

(i)
for any Event of Default arising out of a breach of Clause 14.1 (Events of Default) paragraph (a) (Non-payment), the claim will be calculated at the price applicable at the date when such Event of Default occurred; and

(ii)	for any other Event of Default, the claim will be calculated at the price applicable at the date when the Default Notice was served by the Bond Trustee.

15.	BONDHOLDERS’ DECISIONS

15.1	Authority of the Bondholders' Meeting

(a)
A Bondholders' Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)	The Bondholders' Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(c)
Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders' Meeting. Resolutions passed at any Bondholders' Meeting will be binding upon all Bondholders.

(d)	At least 50% of the Voting Bonds must be represented at a Bondholders' Meeting for a quorum to be present.

(e)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders' Meeting, unless otherwise set out in paragraph (f) below.

(f)
Save for any amendments or waivers which can be made without resolution pursuant to Clause 17.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders' Meeting is required for approval of any waiver or amendment of any provisions of these Bond Terms, including a change of Issuer and change of Bond Trustee.

15.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders' Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.
The request shall clearly state the matters to be discussed and resolved.

(b)
If the Bond Trustee has not convened a Bondholders' Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the re-questing party may itself call the Bondholders’ Meeting.

(c)
Summons to a Bondholders' Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders' Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)
Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders' Meeting.

(f)
By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders' Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)
A Bondholders' Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders' Meeting will be opened and, unless otherwise decided by the Bondholders' Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders' Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders' Meeting.

(h)
Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders' Meeting (each a “Representative”). The chair of the Bondholders' Meeting may grant access to the meeting to other persons not being Representatives, unless the Bondholders' Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the chair of the Bondholders' Meeting will decide who may attend the Bondholders' Meeting and exercise voting rights.

(i)
Representatives of the Issuer have the right to attend the Bondholders' Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer's Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)
Minutes of the Bondholders' Meeting must be recorded by, or by someone acting at the instruction of, the chair of the Bondholders' Meeting. The minutes must state the number of Voting Bonds represented at the Bondholders' Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders' Meeting. The minutes shall be signed by the chair of the Bondholders' Meeting and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)
The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders' Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)
The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders' Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules

(a)
Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The chair of the Bondholders’ Meeting may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer's Bonds shall not carry any voting rights. The chair of the Bondholders’ Meeting shall determine any question concerning whether any Bonds will be considered Issuer's Bonds.

(c)
For the purposes of this Clause 15 (Bondholders’ decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the chair of the Bondholders’ Meeting will have the deciding vote.

15.4	Repeated Bondholders’ Meeting

(a)
Even if the necessary quorum set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders' Meeting may, within ten Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)
The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders' Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)
A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5	Written Resolutions

(a)
Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)
The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)
The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholder’s Meeting), Clause 15.3 (Voting Rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5 (Written Resolution), shall not apply to a Written Procedure.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

(ii)
the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the “Voting Period”), such Voting Period to be at least three (3) Business Days but not more than 15 Business Days from the date of the Summons, provided however that the Voting Period for a Written Resolution summoned pursuant to Clause 15.4 (Repeated Bondholders’ Meeting) shall be at least ten (10) Business Days but not more than 15 Business Days from the date of the Summons.

(f)
Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)
A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 15.1 (Authority of Bondholders’ Meeting) has been achieved, based on the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution may also not be passed if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)
The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being achieved.

(i)
If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (d) to (f) of Clause 15.1(Authority of Bondholders’ Meeting).

16.	THE BOND TRUSTEE

16.1	Power to represent the Bondholders

(a)
By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with. The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)
The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee

(a)
The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)
The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)
The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders' Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)
The Bond Trustee will ensure that resolutions passed at the Bondholders' Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)
Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,
will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)
The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.

16.3	Equality and conflicts of interest

(a)
The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)
The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity

(a)
The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)
Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(c)	The Bond Trustee shall not be considered to have acted negligently if it has:

(i)	acted in accordance with advice from or opinions of reputable external experts; or

(ii)	acted with reasonable care in a situation when the Bond Trustee considers that it is detrimental to the interests of the Bondholders to delay any action.

(d)
The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee's actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(e)
The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee's obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Agreement.

(f)
The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(g)
Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to the Obligors, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(h)
As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee

(a)	The Bond Trustee may be replaced according to the procedures set out in Clause 15 (Bondholders’ Decision), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)
The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)
If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5 (Replacement of the Bond Trustee).The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)
The change of Bond Trustee's shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits under the Finance Documents before the change has taken place.

(e)
Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

16.6	Security Agent

(a)
The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.

(b)
The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.

(c)
Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

(d)
The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.

(e)	The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.

17.	AMENDMENTS AND WAIVERS

17.1	Procedure for amendments and waivers

(a)
The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes; or

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).

(b)
Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

17.2	Authority with respect to documentation
If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers
The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice obviously is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

18.	MISCELLANEOUS

18.1	Limitation of claims
All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information

(a)
These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)
In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)
The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information
Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(a)
The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)
Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received; and

(iii)	if by fax, when received.

(c)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

(d)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)
if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

18.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)
An amount sufficient for the payment of principal and interest on the Outstanding Bonds to the Maturity Date (including, to the extent applicable, any premium payable upon exercise of the Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)
the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;

(A)
the Issuer will be relieved from its obligations under Clause 12.2 (Requirements as to Financial Reports) paragraph (a), Clause 12.3 (Put Option Event), Clause 12.4 (Information: miscellaneous) and Clause 13 (General and financial undertakings);

(B)	any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and

(C)	any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)
The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)
The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems required.

A defeasance established according to this Clause 18.4 may not be reversed.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law
These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction
The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

19.3	Alternative jurisdiction
Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any other Obligor or its/their respective assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

19.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints MarineLaw AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

-----000-----

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer: Eagle Bulk ShipCo LLC /s/ Frank De Costanzo By: Frank De Costanzo Position: Chief Financial Officer	As Bond Trustee and Security Agent: Nordic Trustee AS /s/ Olav Slagsvold By: Olav Slagsvold Position: Authorized Signatory

COMPLIANCE CERTIFICATE

[date]
Eagle Bulk ShipCo LLC 8.250% bonds 2017/2022 ISIN NO0010810872 after the Compliance Period. In the Compliance Period ISIN NO0010810864

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 (Requirements as to Financial Reports) of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Statements to the Bond Trustee.
This letter constitutes the Compliance Certificate for the period [●].
Capitalised terms used herein will have the same meaning as in the Bond Terms.
With reference to Clause 12.2 (Requirements as to Financial Reports) we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate and there has been no material adverse change to the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you. Copies of our latest consolidated [Financial Statements] / [Interim Accounts] are enclosed.
The Financial Covenants set out in Clause 13.3 (Financial Covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.
We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,
Eagle Bulk ShipCo LLC
___________________
Name of authorised person
Enclosure: Financial Statements; and any other written documentation

RELEASE NOTICE – ESCROW ACCOUNT

[date]
Dear Sirs,

Eagle Bulk ShipCo LLC 8.250% bonds 2017/2022 ISIN NO0010810872 after the Compliance Period. In the Compliance Period ISIN NO0010810864

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer.
Capitalised terms used herein will have the same meaning as in the Bond Terms.
We hereby give you notice that we on [date] wish to draw an amount of [currency and amount] from the Escrow Account applied pursuant to the purpose set out in the Bond Terms, and request you to instruct the bank to release the above mentioned amount.
We hereby represent and warrant that (i) no Event of Default has occurred and is continuing or is likely to occur as a result of the release from the Escrow Account, and (ii) we repeat the representations and warranties set out in the Bond Terms as being still true and accurate in all material respects at the date hereof.

Yours faithfully,
Eagle Bulk ShipCo LLC
___________________
Name of authorized person
Enclosure: copy of any written documentation evidencing the use of funds

SCHEDULE 3
INITIAL VESSELS

#	Initial Vessel:	Vessel Owner:	Built	IMO No.
1	Singapore Eagle	Singapore Eagle LLC	3-Jan-17	9788100
2	Stamford Eagle	Stamford Eagle LLC	15-Feb-16	9441269
3	Sandpiper Bulker	Sandpiper Shipping LLC	18-Oct-11	9441271
4	Roadrunner Bulker	Roadrunner Shipping LLC	1-Sep-11	9274575
5	Puffin Bulker	Puffin Shipping LLC	18-Aug-11	9224659
6	Petrel Bulker	Petrel Shipping LLC	13-Jul-11	9441283
7	Owl	Owl Shipping LLC	8-Jul-11	9478626
8	Oriole	Oriole Shipping LLC	19-May-11	9418729
9	Thrush	Thrush Shipping LLC	5-Jan-11	9441295
10	Thrasher	Thrasher Shipping LLC	28-Jan-10	9244855
11	Egret Bulker	Egret Shipping LLC	16-Jan-10	9224661
12	Crane	Crane Shipping LLC	12-Jan-10	9284843
13	Canary	Canary Shipping LLC	15-Dec-09	9296157
14	Bittern	Bittern Shipping LLC	20-Oct-09	9223552
15	Stellar Eagle	Stellar Eagle Shipping LLC	24-Mar-09	9441374
16	Crested Eagle	Crested Eagle Shipping LLC	1-Feb-09	9241504
17	Crowned Eagle	Crowned Eagle Shipping LLC	11-Nov-08	9441386
18	Jaeger	Jaeger Shipping LLC	29-Oct-04	9441398
19	Cardinal	Cardinal Shipping LLC	1-Jul-04	9441403
20	Kestrel I	Kestrel Shipping LLC	3-Jun-04	9441415
21	Skua	Skua Shipping LLC	16-May-03	9441427
22	Shrike	Shrike Shipping LLC	26-Mar-03	9237187
23	Tern	Tern Shipping LLC	1-Jan-03	9237199
24	Osprey I	Osprey Shipping LLC	1-Jul-02	9735127
25	Goldeneye	Goldeneye Shipping LLC	15-Jan-02	9514004
26	Merlin	Merlin Shipping LLC	1-Mar-01	9266190
27	Condor	Condor Shipping LLC	1-Jan-01	9347932
28	Hawk I	Hawk Shipping LLC	1-Jan-01	9347920

SCHEDULE 4
APPROVED BROKERS

Arrow
Braemar
Clarksons Platou
Fearnleys
Howe Robinson
Simpson Spence Young

22 (22)